                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                  FORM N-17f-2

        Certificate of Accounting of Securities and Similar Investments in the Custody of Management Investment Companies

                   Pursuant to Rule 17f-2 [17 CFR 270.17f-2]


                                                  ------------------------------
                                                            OMB Approval
                                                  ------------------------------
                                                  OMB Number:          3235-0360
                                                  Expires:
                                                  Estimated average burden hours
                                                   per response.............0.05
                                                  ------------------------------

1. Investment Company Act File Number:                               Date examination completed: 2-26-99

811-05430
----------------------------------------------------------------------------------------------------------------------------------
2. State Identification Number: See Attachment A

AL  None         AK  Attach.      AZ  Attach.      AR  Attach.      CA  Attach.      CO  Attach.
CT  Attach.      DE  None         DC  None         FL  Attach.      GA  Attach.      HI  None
ID  Attach.      IL  Attach.      IN  Attach.      IA  Attach.      KS  Attach.      KY  Attach.
LA  Attach.      ME  Attach.      MD  Attach.      MA  None         MI  Attach.      MN  Attach.
MS  Attach.      MO  Attach.      MT  Attach.      NE  Attach.      NV  None         NH  None
NJ  None         NM  Attach.      NY  Attach.      NC  Attach.      ND  Attach.      OH  Attach.
OK  Attach.      OR  Attach.      PA  Attach.      RI  None         SC  Attach.      SD  Attach.
TN  Attach.      TX  Attach.      UT  Attach.      VT  Attach.      VA  Attach.      WA  Attach.
WV  Attach.      WI  Attach.      WY  Attach.      PR  Attach.

Other (specify):

3. Exact Name of Investment Company as Specified in Registration Statement:
----------------------------------------------------------------------------------------------------------------------------------
                 SSgA Funds

----------------------------------------------------------------------------------------------------------------------------------

4. Address of principal executive office (number, street, city, state, zip code):
----------------------------------------------------------------------------------------------------------------------------------
                  909 A Street, Tacoma, WA 98402

----------------------------------------------------------------------------------------------------------------------------------


INSTRUCTIONS

This Form must be completed by investment companies that have custody of securities or similar investments.

Investment Company
1.   All items must be completed by the investment company.
2. Give this Form to the independent public accountant who, in compliance with Rule 17f-2 under the Act and applicable state law, examines securities and similar investments in the custody of the investment company.

Accountant
3. Submit this Form to the Securities and Exchange Commission and appropriate state securities administrators when filing the certificate of accounting required by Rule 17f-2 under the Act and applicable state law. File the original and one copy with the Securities and Exchange Commission's principal office in Washington, D. C., one copy with the regional office for the region in which the investment company's principal business operations are conducted, and one copy with the appropriate state administrator(s), if applicable.

         THIS FORM MUST BE GIVEN TO YOUR INDEPENDENT PUBLIC ACCOUNTANT

                                  SSgA FUNDS
                                 ATTACHMENT A
                                TO FORM N-17F-2
                               February 26, 1999

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Alabama                Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Alaska                 Money Market (A,B,C)                    99-02386
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           98-04135
-----------------------------------------------------------------------------------------
                       Yield Plus                              99-01103
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           99-02387
-----------------------------------------------------------------------------------------
                       Small Cap                               97-02038
-----------------------------------------------------------------------------------------
                       Matrix Equity                           99-02388
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                99-02385
-----------------------------------------------------------------------------------------
                       Intermediate                            98-00296
-----------------------------------------------------------------------------------------
                       Growth and Income                       98-00295
-----------------------------------------------------------------------------------------
                       Prime Money Market                      98-02592
-----------------------------------------------------------------------------------------
                       Emerging Markets                        98-02951
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           97-00392
-----------------------------------------------------------------------------------------
                       Active International                    97-03182
-----------------------------------------------------------------------------------------
                       Bond Market                             98-02593
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   97-63232
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97-03231
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97-03233
-----------------------------------------------------------------------------------------
                       High Yield Bond                         98-03693
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      98-03690
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      98-03692
-----------------------------------------------------------------------------------------
                       Special Equity                          98-03691
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       99-01557
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Arizona                Money Market - Class A                  S-0032725-QUAL
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         S-0032055-QUAL
----------------------------------------------------------------------------------------
                       Yield Plus                              S-0032727-QUAL
----------------------------------------------------------------------------------------
                       S&P 500 Index                           S-0032841-QUAL
----------------------------------------------------------------------------------------
                       Small Cap                               S-0032842-QUAL
----------------------------------------------------------------------------------------
                       Matrix Equity                           S-0032843-QUAL
----------------------------------------------------------------------------------------
                       US Treasury Money Market                S-0032728-QUAL
----------------------------------------------------------------------------------------
                       Intermediate                            S-0035878-QUAL
----------------------------------------------------------------------------------------
                       Growth and Income                       S-0035877-QUAL
----------------------------------------------------------------------------------------
                       Prime Money Market                      S-0038468-QUAL
----------------------------------------------------------------------------------------
                       Emerging Markets                        S-0038467-QUAL
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         S-0041515-QUAL
----------------------------------------------------------------------------------------
                       Active International                    S-0044972-QUAL
----------------------------------------------------------------------------------------
                       Bond Market                             S-0048186-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   S-0054603-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 S-0054602-QUAL
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        S-0054604-QUAL
----------------------------------------------------------------------------------------
                       High Yield Bond                         S-0058213-QUAL
----------------------------------------------------------------------------------------
                       International Growth Opportunities      S-0058214-QUAL
----------------------------------------------------------------------------------------
                       Real Estate Equity                      S-0058215-QUAL
----------------------------------------------------------------------------------------
                       Special Equity                          S-0058216-QUAL
----------------------------------------------------------------------------------------
                       Aggressive Equity                       S-0060526-QUAL
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Arkansas               Money Market (A,B,C)                    93-M0042-01
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           93-M0042-02
-----------------------------------------------------------------------------------------
                       Yield Plus                              93-M0042-04
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           93-M0042-08
-----------------------------------------------------------------------------------------
                       Small Cap                               93-M0042-07
-----------------------------------------------------------------------------------------
                       Matrix Equity                           93-M0042-11
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                93-M0042-05
-----------------------------------------------------------------------------------------
                       Intermediate                            93-M0042-13
-----------------------------------------------------------------------------------------
                       Growth and Income                       93-M0042-12
-----------------------------------------------------------------------------------------
                       Prime Money Market                      93-M0042-09
-----------------------------------------------------------------------------------------
                       Emerging Markets                        93-M0042-14
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           93-M0042-10
-----------------------------------------------------------------------------------------
                       Active International                    93-M0042-15
-----------------------------------------------------------------------------------------
                       Bond Market                             93-M0042-16
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   97-M0485-01
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97-M0485-02
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97-M0485-03
-----------------------------------------------------------------------------------------
                       High Yield Bond                         93-M0042-20
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      93-M0042-23
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      93-M0042-21
-----------------------------------------------------------------------------------------
                       Special Equity                          93-M0042-22
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       93-M0042-24
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
California             Fund                                    307-8535
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Colorado               Fund                                    IC92-04-732
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Connecticut            Money Market (A,B,C)                    SI23492
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           SI23496
-----------------------------------------------------------------------------------------
                       Yield Plus                              SI20250
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           SI23493
-----------------------------------------------------------------------------------------
                       Small Cap                               SI23494
-----------------------------------------------------------------------------------------
                       Matrix Equity                           SI23491
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                SI23332
-----------------------------------------------------------------------------------------
                       Intermediate                            SI26418
-----------------------------------------------------------------------------------------
                       Growth and Income                       SI26417
-----------------------------------------------------------------------------------------
                       Prime Money Market                      SI28814
-----------------------------------------------------------------------------------------
                       Emerging Markets                        SI28813
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           SI31659
-----------------------------------------------------------------------------------------
                       Active International                    SI33594
-----------------------------------------------------------------------------------------
                       Bond Market                             SI37760
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   SI43497
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 SI43495
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        SI43496
-----------------------------------------------------------------------------------------
                       High Yield Bond                         SI46697
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      SI46700
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      SI46698
-----------------------------------------------------------------------------------------
                       Special Equity                          SI46699
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       SI48687
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Delaware               Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
District of Columbia   Fund                                    None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Florida                Fund                                    32439(8)
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Georgia                Fund                                    56901420
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
Hawaii                 Fund                                    None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Idaho                  Money Market (A, B, C)                  41645
----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           43070
----------------------------------------------------------------------------------------
                       Yield Plus                              42382
----------------------------------------------------------------------------------------
                       S&P 500 Index                           43170
----------------------------------------------------------------------------------------
                       Small Cap                               42065
----------------------------------------------------------------------------------------
                       Matrix Equity                           43169
----------------------------------------------------------------------------------------
                       US Treasury Money Market                43072
----------------------------------------------------------------------------------------
                       Intermediate                            43808
----------------------------------------------------------------------------------------
                       Growth and Income                       43809
----------------------------------------------------------------------------------------
                       Prime Money Market                      44407
----------------------------------------------------------------------------------------
                       Emerging Markets                        44408
----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           45101
----------------------------------------------------------------------------------------
                       Active International                    45869
----------------------------------------------------------------------------------------
                       Bond Market                             46553
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   48057
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 48056
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        48055
----------------------------------------------------------------------------------------
                       High Yield Bond                         49264
----------------------------------------------------------------------------------------
                       International Growth Opportunities      49265
----------------------------------------------------------------------------------------
                       Real Estate Equity                      49266
----------------------------------------------------------------------------------------
                       Special Equity                          49267
----------------------------------------------------------------------------------------
                       Aggressive Equity                       50027
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Illinois               Fund                                    R9736243
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Indiana                Fund                                    93-0052-IC
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Iowa                   Money Market - Class A                  I-29044
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         I-29033
----------------------------------------------------------------------------------------
                       Yield Plus                              I-29035
----------------------------------------------------------------------------------------
                       S&P 500 Index                           I-29064
----------------------------------------------------------------------------------------
                       Small Cap                               I-29063
----------------------------------------------------------------------------------------
                       Matrix Equity                           I-29026
----------------------------------------------------------------------------------------
                       US Treasury Money Market                I-29036
----------------------------------------------------------------------------------------
                       Intermediate                            I-30192
----------------------------------------------------------------------------------------
                       Growth and Income                       I-30191
----------------------------------------------------------------------------------------
                       Prime Money Market                      I-31256
----------------------------------------------------------------------------------------
                       Emerging Markets                        I-31255
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         I-32665
----------------------------------------------------------------------------------------
                       Active International                    I-34356
----------------------------------------------------------------------------------------
                       Bond Market                             I-35588
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   I-38684
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 I-38685
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        I-38683
----------------------------------------------------------------------------------------
                       High Yield Bond                         I-41327
----------------------------------------------------------------------------------------
                       International Growth Opportunities      I-41325
----------------------------------------------------------------------------------------
                       Real Estate Equity                      I-41326
----------------------------------------------------------------------------------------
                       Special Equity                          I-41324
----------------------------------------------------------------------------------------
                       Aggressive Equity                       I-42836
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Kansas                 Money Market (A,B,C)                    92S0001049
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           92S0001050
-----------------------------------------------------------------------------------------
                       Yield Plus                              93S0000570
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           92S0000453
-----------------------------------------------------------------------------------------
                       Small Cap                               92S0000454
-----------------------------------------------------------------------------------------
                       Matrix Equity                           92S0000452
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                93S0001078
-----------------------------------------------------------------------------------------
                       Intermediate                            94S0000152
-----------------------------------------------------------------------------------------
                       Growth and Income                       94S0000156
-----------------------------------------------------------------------------------------
                       Prime Money Market                      94S0001076
-----------------------------------------------------------------------------------------
                       Emerging Markets                        94S0000913
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           95S0000233
-----------------------------------------------------------------------------------------
                       Active International                    95S0001220
-----------------------------------------------------------------------------------------
                       Bond Market                             95S0000884
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   97S0001373
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 97S0001372
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        97S0001374
-----------------------------------------------------------------------------------------
                       High Yield Bond                         98S0001257
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      98S0001258
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      98S0001259
-----------------------------------------------------------------------------------------
                       Special Equity                          98S0001260
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       99S0000539
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Kentucky               Money Market - Class A                  M30763
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A         M32201
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                              M30880
----------------------------------------------------------------------------------------
                       S&P 500 Index                           M29033
----------------------------------------------------------------------------------------
                       Small Cap                               M31242
----------------------------------------------------------------------------------------
                       US Treasury Money Market                M33346
----------------------------------------------------------------------------------------
                       Prime Money Market                      M28986
----------------------------------------------------------------------------------------
                       Emerging Markets                        M30197
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         M30882
----------------------------------------------------------------------------------------
                       Combined Prospectus                     M35944
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Louisiana              Money Market - Class A                  56446
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A         53545
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                              51876
----------------------------------------------------------------------------------------
                       S&P 500 Index                           60060
----------------------------------------------------------------------------------------
                       Small Cap                               53543
----------------------------------------------------------------------------------------
                       US Treasury Money Market                53544
----------------------------------------------------------------------------------------
                       Prime Money Market                      60065
----------------------------------------------------------------------------------------
                       Emerging Markets                        54411
----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           52268
----------------------------------------------------------------------------------------
                       Combined Prospectus                     60402
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Maine                  Money Market - Class A                  MF-R-98-10703
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         MF-98-2209
----------------------------------------------------------------------------------------
                       Yield Plus                              MF-R-98-3448
----------------------------------------------------------------------------------------
                       S&P 500 Index                           98-9106
----------------------------------------------------------------------------------------
                       Small Cap                               98-9105
----------------------------------------------------------------------------------------
                       Matrix Equity                           98-9104
----------------------------------------------------------------------------------------
                       US Treasury Money Market                97-5744
----------------------------------------------------------------------------------------
                       Intermediate                            98-767
----------------------------------------------------------------------------------------
                       Growth and Income                       98-768
----------------------------------------------------------------------------------------
                       Prime Money Market                      MF-R-98-7647
----------------------------------------------------------------------------------------
                       Emerging Markets                        MF-R-98-7645
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         98-1670
----------------------------------------------------------------------------------------
                       Active International                    98-8220
----------------------------------------------------------------------------------------
                       Bond Market                             MF-R-98-7646
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF-R98-11749
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF-R98-11750
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF-R98-11748
----------------------------------------------------------------------------------------
                       High Yield Bond                         MF-98-11093
----------------------------------------------------------------------------------------
                       International Growth Opportunities      MF-98-11091
----------------------------------------------------------------------------------------
                       Real Estate Equity                      MF-98-11094
----------------------------------------------------------------------------------------
                       Special Equity                          MF-98-11092
----------------------------------------------------------------------------------------
                       Aggressive Equity                       MF-99-4712
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Maryland               Money Market - Class A                  SM913346
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         SM910864
----------------------------------------------------------------------------------------
                       Yield Plus                              SM921219
----------------------------------------------------------------------------------------
                       S&P 500 Index                           SM913736
----------------------------------------------------------------------------------------
                       Small Cap                               SM913737
----------------------------------------------------------------------------------------
                       Matrix Equity                           SM913738
----------------------------------------------------------------------------------------
                       US Treasury Money Market                SM930132
----------------------------------------------------------------------------------------
                       Intermediate                            SM931004
----------------------------------------------------------------------------------------
                       Growth and Income                       SM931001
----------------------------------------------------------------------------------------
                       Prime Money Market                      SM940108
----------------------------------------------------------------------------------------
                       Emerging Markets                        SM940107
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         SM941527
----------------------------------------------------------------------------------------
                       Active International                    SM950683
----------------------------------------------------------------------------------------
                       Bond Market                             SM960196
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   SM970819
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 SM970818
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        SM970820
----------------------------------------------------------------------------------------
                       High Yield Bond                         SM980956
----------------------------------------------------------------------------------------
                       International Growth Opportunities      SM980954
----------------------------------------------------------------------------------------
                       Real Estate Equity                      SM980955
----------------------------------------------------------------------------------------
                       Special Equity                          SM980953
----------------------------------------------------------------------------------------
                       Aggressive Equity                       SM982528
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Massachusetts          Money Market - Class A                  95-7806
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         95-7805
----------------------------------------------------------------------------------------
                       Yield Plus                              95-7804
----------------------------------------------------------------------------------------
                       S&P 500 Index                           95-7803
----------------------------------------------------------------------------------------
                       Small Cap                               95-7802
----------------------------------------------------------------------------------------
                       Matrix Equity                           95-7801
----------------------------------------------------------------------------------------
                       US Treasury Money Market                95-7800
----------------------------------------------------------------------------------------
                       Intermediate                            95-7799
----------------------------------------------------------------------------------------
                       Growth and Income                       95-7798
----------------------------------------------------------------------------------------
                       Prime Money Market                      95-7797
----------------------------------------------------------------------------------------
                       Emerging Markets                        95-7796
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         95-7795
----------------------------------------------------------------------------------------
                       Active International                    95-7794
----------------------------------------------------------------------------------------
                       Bond Market                             95-9626-M
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
----------------------------------------------------------------------------------------
                       High Yield Bond                         None
----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
----------------------------------------------------------------------------------------
                       Special Equity                          None
----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Michigan               Money Market - Class A                  273512
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         271637
----------------------------------------------------------------------------------------
                       Yield Plus                              270943
----------------------------------------------------------------------------------------
                       S&P 500 Index                           271635
----------------------------------------------------------------------------------------
                       Small Cap                               271638
----------------------------------------------------------------------------------------
                       Matrix Equity                           271636
----------------------------------------------------------------------------------------
                       US Treasury Money Market                272799
----------------------------------------------------------------------------------------
                       Intermediate                            270117
----------------------------------------------------------------------------------------
                       Growth and Income                       270118
----------------------------------------------------------------------------------------
                       Prime Money Market                      272533
----------------------------------------------------------------------------------------
                       Emerging Markets                        272534
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         270530
----------------------------------------------------------------------------------------
                       Active International                    269417
----------------------------------------------------------------------------------------
                       Bond Market                             272683
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   275627
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 275628
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        275629
----------------------------------------------------------------------------------------
                       High Yield Bond                         277057
----------------------------------------------------------------------------------------
                       International Growth Opportunities      277058
----------------------------------------------------------------------------------------
                       Real Estate Equity                      277056
----------------------------------------------------------------------------------------
                       Special Equity                          277059
----------------------------------------------------------------------------------------
                       Aggressive Equity                       277764
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Minnesota              Fund                                    R-34811
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Mississippi            Money Market - Class A                  MF-93-01-162
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         MF-93-01-161
----------------------------------------------------------------------------------------
                       Yield Plus                              MF-93-01-173
----------------------------------------------------------------------------------------
                       S&P 500 Index                           MF-93-02-044
----------------------------------------------------------------------------------------
                       Small Cap                               MF-93-02-045
----------------------------------------------------------------------------------------
                       Matrix Equity                           MF-93-02-043
----------------------------------------------------------------------------------------
                       US Treasury Money Market                MF-93-01-159
----------------------------------------------------------------------------------------
                       Intermediate                            MF-93-08-055
----------------------------------------------------------------------------------------
                       Growth and Income                       MF-93-08-054
----------------------------------------------------------------------------------------
                       Prime Money Market                      MF-94-01-180
----------------------------------------------------------------------------------------
                       Emerging Markets                        MF-94-01-179
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         MF-94-08-198
----------------------------------------------------------------------------------------
                       Active International                    MF-95-06-021
----------------------------------------------------------------------------------------
                       Bond Market                             MF-96-01-179
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF-97-05-219
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF-97-05-220
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF97-05-221
----------------------------------------------------------------------------------------
                       High Yield Bond                         MF98-04-177
----------------------------------------------------------------------------------------
                       International Growth Opportunities      MF98-04-176
----------------------------------------------------------------------------------------
                       Real Estate Equity                      MF98-04-172
----------------------------------------------------------------------------------------
                       Special Equity                          MF98-04-175
----------------------------------------------------------------------------------------
                       Aggressive Equity                       MF98-11-199
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Missouri               Money Market (A,B,C)                    93-00093
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                       Yield Plus
-----------------------------------------------------------------------------------------
                       S&P 500 Index
-----------------------------------------------------------------------------------------
                       Small Cap
-----------------------------------------------------------------------------------------
                       Matrix Equity
-----------------------------------------------------------------------------------------
                       US Treasury Money Market
-----------------------------------------------------------------------------------------
                       Intermediate
-----------------------------------------------------------------------------------------
                       Growth & Income
-----------------------------------------------------------------------------------------
                       Prime Money Market
-----------------------------------------------------------------------------------------
                       Emerging Markets
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)
-----------------------------------------------------------------------------------------
                       Active International
-----------------------------------------------------------------------------------------
                       Bond Market
-----------------------------------------------------------------------------------------
                       Life Solutions Growth
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth
-----------------------------------------------------------------------------------------
                       High Yield Bond
-----------------------------------------------------------------------------------------
                       International Growth Opportunities
-----------------------------------------------------------------------------------------
                       Real Estate Equity
-----------------------------------------------------------------------------------------
                       Special Equity
-----------------------------------------------------------------------------------------
                       Aggressive Equity
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Montana                Money Market - Class A                  029570
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         029574
----------------------------------------------------------------------------------------
                       Yield Plus                              029577
----------------------------------------------------------------------------------------
                       S&P 500 Index                           029571
----------------------------------------------------------------------------------------
                       Small Cap                               029572
----------------------------------------------------------------------------------------
                       Matrix Equity                           029569
----------------------------------------------------------------------------------------
                       US Treasury Money Market                029575
----------------------------------------------------------------------------------------
                       Intermediate                            029568
----------------------------------------------------------------------------------------
                       Growth & Income                         027942
----------------------------------------------------------------------------------------
                       Prime Money Market                      029765
----------------------------------------------------------------------------------------
                       Emerging Markets                        029764
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         32056
----------------------------------------------------------------------------------------
                       Active International                    33390
----------------------------------------------------------------------------------------
                       Bond Market                             38759
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   37049
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 37048
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        37050
----------------------------------------------------------------------------------------
                       High Yield Bond                         39094
----------------------------------------------------------------------------------------
                       International Growth Opportunities      39028
----------------------------------------------------------------------------------------
                       Real Estate Equity                      39029
----------------------------------------------------------------------------------------
                       Special Equity                          39030
----------------------------------------------------------------------------------------
                       Aggressive Equity                       40261
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Nebraska               Money Market - Class A                  25409
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         25410
----------------------------------------------------------------------------------------
                       Yield Plus                              25412
----------------------------------------------------------------------------------------
                       S&P 500 Index                           26790
----------------------------------------------------------------------------------------
                       Small Cap                               25413
----------------------------------------------------------------------------------------
                       Matrix Equity                           25414
----------------------------------------------------------------------------------------
                       US Treasury Money Market                25411
----------------------------------------------------------------------------------------
                       Intermediate                            33443
----------------------------------------------------------------------------------------
                       Growth & Income                         33442
----------------------------------------------------------------------------------------
                       Prime Money Market                      24514
----------------------------------------------------------------------------------------
                       Emerging Markets                        24513
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         18165
----------------------------------------------------------------------------------------
                       Active International                    28967
----------------------------------------------------------------------------------------
                       Bond Market                             24570
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   28991
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 28990
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        28992
----------------------------------------------------------------------------------------
                       High Yield Bond                         25271
----------------------------------------------------------------------------------------
                       International Growth Opportunities      25272
----------------------------------------------------------------------------------------
                       Real Estate Equity                      25273
----------------------------------------------------------------------------------------
                       Special Equity                          25274
----------------------------------------------------------------------------------------
                       Aggressive Equity                       34091
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Nevada                 Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
New Hampshire          Money Market - Class A                  None
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         None
----------------------------------------------------------------------------------------
                       Yield Plus                              None
----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
----------------------------------------------------------------------------------------
                       Small Cap                               None
----------------------------------------------------------------------------------------
                       Matrix Equity                           None
----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
----------------------------------------------------------------------------------------
                       Intermediate                            None
----------------------------------------------------------------------------------------
                       Growth and Income                       None
----------------------------------------------------------------------------------------
                       Prime Money Market                      None
----------------------------------------------------------------------------------------
                       Emerging Markets                        None
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         None
----------------------------------------------------------------------------------------
                       Active International                    None
----------------------------------------------------------------------------------------
                       Bond Market                             None
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
----------------------------------------------------------------------------------------
                       High Yield Bond                         None
----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
----------------------------------------------------------------------------------------
                       Special Equity                          None
----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
New Jersey             Fund                                    None
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
New Mexico             Money Market - Class A                  682787
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         682793
----------------------------------------------------------------------------------------
                       Yield Plus                              682795
----------------------------------------------------------------------------------------
                       S&P 500 Index                           682790
----------------------------------------------------------------------------------------
                       Small Cap                               682791
----------------------------------------------------------------------------------------
                       Matrix Equity                           682788
----------------------------------------------------------------------------------------
                       US Treasury Money Market                682794
----------------------------------------------------------------------------------------
                       Intermediate                            682783
----------------------------------------------------------------------------------------
                       Growth and Income                       682782
----------------------------------------------------------------------------------------
                       Prime Money Market                      682789
----------------------------------------------------------------------------------------
                       Emerging Markets                        682781
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         682792
----------------------------------------------------------------------------------------
                       Active International                    682779
----------------------------------------------------------------------------------------
                       Bond Market                             682780
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   682785
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 682784
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        682786
----------------------------------------------------------------------------------------
                       High Yield Bond                         984885
----------------------------------------------------------------------------------------
                       International Growth Opportunities      984887
----------------------------------------------------------------------------------------
                       Real Estate Equity                      984886
----------------------------------------------------------------------------------------
                       Special Equity                          984888
----------------------------------------------------------------------------------------
                       Aggressive Equity                       684122
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
New York               Money Market (A,B,C)                    24-43-64
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           S25-66-08
-----------------------------------------------------------------------------------------
                       Yield Plus                              S26-15-69
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           S25-92-17
-----------------------------------------------------------------------------------------
                       Small Cap                               S25-92-16
-----------------------------------------------------------------------------------------
                       Matrix Equity                           S25-92-15
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                S26-27-11
-----------------------------------------------------------------------------------------
                       Intermediate                            S26-46-64
-----------------------------------------------------------------------------------------
                       Growth and Income                       S26-46-65
-----------------------------------------------------------------------------------------
                       Prime Money Market                      S26-64-40
-----------------------------------------------------------------------------------------
                       Emerging Markets                        S26-64-41
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           S26-86-90
-----------------------------------------------------------------------------------------
                       Active International                    S25-92-14
-----------------------------------------------------------------------------------------
                       Bond Market                             S27-39-43
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   S27-96-58
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 S27-96-57
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        S27-96-56
-----------------------------------------------------------------------------------------
                       High Yield Bond                         S28-33-41
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      S28-33-40
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      S28-33-38
-----------------------------------------------------------------------------------------
                       Special Equity                          S28-33-39
-----------------------------------------------------------------------------------------
                       Aggressive Equity
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
North Carolina         Fund                                    1499
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
North Dakota           Money Market - Class A                  I165
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         I167
----------------------------------------------------------------------------------------
                       Yield Plus                              I170
----------------------------------------------------------------------------------------
                       S&P 500 Index                           I291
----------------------------------------------------------------------------------------
                       Small Cap                               I292
----------------------------------------------------------------------------------------
                       Matrix Equity                           I290
----------------------------------------------------------------------------------------
                       US Treasury Money Market                I168
----------------------------------------------------------------------------------------
                       Intermediate                            J148
----------------------------------------------------------------------------------------
                       Growth and Income                       J147
----------------------------------------------------------------------------------------
                       Prime Money Market                      K037
----------------------------------------------------------------------------------------
                       Emerging Markets                        K036
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         L228
----------------------------------------------------------------------------------------
                       Active International                    M686
----------------------------------------------------------------------------------------
                       Bond Market                             N952
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   S913
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 S912
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        S914
----------------------------------------------------------------------------------------
                       High Yield Bond                         V449
----------------------------------------------------------------------------------------
                       International Growth Opportunities      V450
----------------------------------------------------------------------------------------
                       Real Estate Equity                      V451
----------------------------------------------------------------------------------------
                       Special Equity                          V452
----------------------------------------------------------------------------------------
                       Aggressive Equity                       17433
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Ohio                   Money Market - Class A                  12593
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A         17339
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                              11882
----------------------------------------------------------------------------------------
                       S&P 500 Index                           17338
----------------------------------------------------------------------------------------
                       Small Cap                               13130
----------------------------------------------------------------------------------------
                       Matrix Equity                           12591
----------------------------------------------------------------------------------------
                       US Treasury Money Market                14220
----------------------------------------------------------------------------------------
                       Combined Prospectus                     17037
----------------------------------------------------------------------------------------
                       Prime Money Market                      14219
----------------------------------------------------------------------------------------
                       Emerging Markets                        14217
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         16649
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Oklahoma               Money Market - Class A                  SE-355597
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A         I-463996
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                              SE-365197
----------------------------------------------------------------------------------------
                       S&P 500 Index                           I-169297
----------------------------------------------------------------------------------------
                       Small Cap                               I-464096
----------------------------------------------------------------------------------------
                       US Treasury Money Market                I-480596
----------------------------------------------------------------------------------------
                       Prime Money Market                      SE-105797
----------------------------------------------------------------------------------------
                       Emerging Markets                        I-138197
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         I-397097
----------------------------------------------------------------------------------------
                       Combined Prospectus
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Oregon                 Money Market - Class A                  94-0764
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A         95-1214
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                              94-0936
----------------------------------------------------------------------------------------
                       S&P 500 Index                           93-0203
----------------------------------------------------------------------------------------
                       Small Cap                               95-0019
----------------------------------------------------------------------------------------
                       Combined Prospectus                     93-0204
----------------------------------------------------------------------------------------
                       US Treasury Money Market                96-1289
----------------------------------------------------------------------------------------
                       Prime Money Market                      94-0307
----------------------------------------------------------------------------------------
                       Emerging Markets                        94-0221
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         94-1013
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Pennsylvania           Fund                                    88-01-021MF
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Puerto Rico            Small Cap                               S-17906
----------------------------------------------------------------------------------------
                       S&P 500                                 S-18094
----------------------------------------------------------------------------------------
                       Emerging Markets                        S-18289
----------------------------------------------------------------------------------------
                       Money Market - Class A
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Rhode Island           Money Market (A,B,C)                    None
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Yield Plus                              None
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           None
-----------------------------------------------------------------------------------------
                       Small Cap                               None
-----------------------------------------------------------------------------------------
                       Matrix Equity                           None
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                None
-----------------------------------------------------------------------------------------
                       Intermediate                            None
-----------------------------------------------------------------------------------------
                       Growth and Income                       None
-----------------------------------------------------------------------------------------
                       Prime Money Market                      None
-----------------------------------------------------------------------------------------
                       Emerging Markets                        None
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           None
-----------------------------------------------------------------------------------------
                       Active International                    None
-----------------------------------------------------------------------------------------
                       Bond Market                             None
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   None
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 None
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        None
-----------------------------------------------------------------------------------------
                       High Yield Bond                         None
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      None
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      None
-----------------------------------------------------------------------------------------
                       Special Equity                          None
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       None
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
South Carolina         Money Market (A,B,C)                    MF7203
-----------------------------------------------------------------------------------------
                       US Govt. Money Market (A,B,C)           MF7202
-----------------------------------------------------------------------------------------
                       Yield Plus                              MF7200
-----------------------------------------------------------------------------------------
                       S&P 500 Index                           MF7281
-----------------------------------------------------------------------------------------
                       Small Cap                               MF7282
-----------------------------------------------------------------------------------------
                       Matrix Equity                           MF7280
-----------------------------------------------------------------------------------------
                       US Treasury Money Market                MF7269
-----------------------------------------------------------------------------------------
                       Intermediate                            MF7697
-----------------------------------------------------------------------------------------
                       Growth and Income                       MF7696
-----------------------------------------------------------------------------------------
                       Prime Money Market                      MF8212
-----------------------------------------------------------------------------------------
                       Emerging Markets                        MF8211
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           MF8724
-----------------------------------------------------------------------------------------
                       Active International                    MF9257
-----------------------------------------------------------------------------------------
                       Bond Market                             MF9694
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF10746
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF10748
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF10747
-----------------------------------------------------------------------------------------
                       High Yield Bond                         MF11481
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      MF11483
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      MF11482
-----------------------------------------------------------------------------------------
                       Special Equity                          MF11484
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       MF11913
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
South Dakota           Money Market - Class A                  3135
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         3133
----------------------------------------------------------------------------------------
                       Yield Plus                              3138
----------------------------------------------------------------------------------------
                       S&P 500 Index                           3162
----------------------------------------------------------------------------------------
                       Small Cap                               3161
----------------------------------------------------------------------------------------
                       Matrix Equity                           3160
----------------------------------------------------------------------------------------
                       US Treasury Money Market                3136
----------------------------------------------------------------------------------------
                       Intermediate                            3650
----------------------------------------------------------------------------------------
                       Growth and Income                       3651
----------------------------------------------------------------------------------------
                       Prime Money Market                      99-9429
----------------------------------------------------------------------------------------
                       Emerging Markets                        99-9470
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         5037
----------------------------------------------------------------------------------------
                       Active International                    6151
----------------------------------------------------------------------------------------
                       Bond Market                             99-9469
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   9224
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 9225
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        9223
----------------------------------------------------------------------------------------
                       High Yield Bond                         15499
----------------------------------------------------------------------------------------
                       International Growth Opportunities      15496
----------------------------------------------------------------------------------------
                       Real Estate Equity                      15498
----------------------------------------------------------------------------------------
                       Special Equity                          15497
----------------------------------------------------------------------------------------
                       Aggressive Equity                       17433
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Tennessee              Money Market - Class A                  RM98-4271
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A
----------------------------------------------------------------------------------------
                       Yield Plus
----------------------------------------------------------------------------------------
                       S&P 500 Index
----------------------------------------------------------------------------------------
                       Small Cap
----------------------------------------------------------------------------------------
                       Matrix Equity
----------------------------------------------------------------------------------------
                       US Treasury Money Market
----------------------------------------------------------------------------------------
                       Intermediate
----------------------------------------------------------------------------------------
                       Growth and Income
----------------------------------------------------------------------------------------
                       Prime Money Market
----------------------------------------------------------------------------------------
                       Emerging Markets
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A
----------------------------------------------------------------------------------------
                       Active International
----------------------------------------------------------------------------------------
                       Bond Market
----------------------------------------------------------------------------------------
                       Life Solutions Growth
----------------------------------------------------------------------------------------
                       Life Solutions Balanced
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth
----------------------------------------------------------------------------------------
                       High Yield Bond
----------------------------------------------------------------------------------------
                       International Growth Opportunities
----------------------------------------------------------------------------------------
                       Real Estate Equity
----------------------------------------------------------------------------------------
                       Special Equity
----------------------------------------------------------------------------------------
                       Aggressive Equity                       M98-4524
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Texas                  Money Market - Class A                  C-42002
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         C-42004
----------------------------------------------------------------------------------------
                       Yield Plus                              C-42007
----------------------------------------------------------------------------------------
                       S&P 500 Index                           C-42082
----------------------------------------------------------------------------------------
                       Small Cap                               C-42083
----------------------------------------------------------------------------------------
                       Matrix Equity                           C-42081
----------------------------------------------------------------------------------------
                       US Treasury Money Market                C-42005
----------------------------------------------------------------------------------------
                       Intermediate                            C-43231
----------------------------------------------------------------------------------------
                       Growth and Income                       C-43230
----------------------------------------------------------------------------------------
                       Prime Money Market                      C-44423
----------------------------------------------------------------------------------------
                       Emerging Markets                        C-44422
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         C-46065
----------------------------------------------------------------------------------------
                       Active International                    C-47910
----------------------------------------------------------------------------------------
                       Bond Market                             C-49466
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   C-53028
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 C-53027
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        C-53029
----------------------------------------------------------------------------------------
                       High Yield Bond                         C-55902
----------------------------------------------------------------------------------------
                       International Growth Opportunities      C-55903
----------------------------------------------------------------------------------------
                       Real Estate Equity                      C-55904
----------------------------------------------------------------------------------------
                       Special Equity                          C-55905
----------------------------------------------------------------------------------------
                       Aggressive Equity                       C-57637
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Utah                   Money Market - Class A                B00096057
----------------------------------------------------------------------------------------
(Registered by         US Govt. Money Market - Class A       B00072917
----------------------------------------------------------------------------------------
Prospectus)            Yield Plus                            B00075647
----------------------------------------------------------------------------------------
                       S&P 500 Index                         B000102466
----------------------------------------------------------------------------------------
                       Small Cap                             B00098839
----------------------------------------------------------------------------------------
                       US Treasury Money Market              B00094302
----------------------------------------------------------------------------------------
                       Prime Money Market                    B000102479
----------------------------------------------------------------------------------------
                       Emerging Markets                      B00108524
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A       B00080301
----------------------------------------------------------------------------------------
                       Active International                  B00064857
----------------------------------------------------------------------------------------
                       Combined Prospectus                   B00102453
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Vermont                Money Market - Class A                  5/01/92-02
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         1/26/93-08
----------------------------------------------------------------------------------------
                       Yield Plus                              9/29/92-02
----------------------------------------------------------------------------------------
                       S&P 500 Index                           2/09/93-04
----------------------------------------------------------------------------------------
                       Small Cap                               2/09/93-05
----------------------------------------------------------------------------------------
                       Matrix Equity                           2/09/93-06
----------------------------------------------------------------------------------------
                       US Treasury Money Market                1/26/93-10
----------------------------------------------------------------------------------------
                       Intermediate                            8/11/93-14
----------------------------------------------------------------------------------------
                       Growth and Income                       8/11/93-15
----------------------------------------------------------------------------------------
                       Prime Money Market                      1/24/94-02
----------------------------------------------------------------------------------------
                       Emerging Markets                        1/24/94-01
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         8/31/94-09
----------------------------------------------------------------------------------------
                       Active International                    4/14/95-19
----------------------------------------------------------------------------------------
                       Bond Market                             1/31/96-05
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   6/06/97-12
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 6/06/97-11
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        6/06/97-13
----------------------------------------------------------------------------------------
                       High Yield Bond                         4/21/98-54
----------------------------------------------------------------------------------------
                       International Growth Opportunities      4/21/98-53
----------------------------------------------------------------------------------------
                       Real Estate Equity                      4/21/98-51
----------------------------------------------------------------------------------------
                       Special Equity                          4/21/98-52
----------------------------------------------------------------------------------------
                       Aggressive Equity                       11/17/98-22
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
Virginia               Fund                                    1358
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Washington             Money Market - Class A                  C-34574
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         C-35744
----------------------------------------------------------------------------------------
                       Yield Plus                              C-35107
----------------------------------------------------------------------------------------
                       S&P 500 Index                           C-35821
----------------------------------------------------------------------------------------
                       Small Cap                               C-35822
----------------------------------------------------------------------------------------
                       Matrix Equity                           C-34573
----------------------------------------------------------------------------------------
                       US Treasury Money Market                C-35746
----------------------------------------------------------------------------------------
                       Intermediate                            C-36892
----------------------------------------------------------------------------------------
                       Growth and Income                       C-36893
----------------------------------------------------------------------------------------
                       Prime Money Market                      C-37875
----------------------------------------------------------------------------------------
                       Emerging Markets                        C-37876
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         C-39498
----------------------------------------------------------------------------------------
                       Active International                    C-51417
----------------------------------------------------------------------------------------
                       Bond Market                             C-52770
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   C-56114
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 C-56120
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        C-56119
----------------------------------------------------------------------------------------
                       High Yield Bond                         C-58802
----------------------------------------------------------------------------------------
                       International Growth Opportunities      C-58803
----------------------------------------------------------------------------------------
                       Real Estate Equity                      C-58800
----------------------------------------------------------------------------------------
                       Special Equity                          C-58801
----------------------------------------------------------------------------------------
                       Aggressive Equity                       C-60428
----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
West Virginia          Fund (A,B,C)                            BC30515
                       (except as noted below)
-----------------------------------------------------------------------------------------
                       Intermediate                            BC30517
-----------------------------------------------------------------------------------------
                       Growth and Income                       BC30516
-----------------------------------------------------------------------------------------
                       Prime Money Market                      BC30518
-----------------------------------------------------------------------------------------
                       Emerging Markets                        BC30514
-----------------------------------------------------------------------------------------
                       Tax Free Money Market (A,B,C)           BC30519
-----------------------------------------------------------------------------------------
                       Life Solutions Growth                   MF22391
-----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 MF22390
-----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        MF22380
-----------------------------------------------------------------------------------------
                       High Yield Bond                         MF-31739
-----------------------------------------------------------------------------------------
                       International Growth Opportunities      MF-31779
-----------------------------------------------------------------------------------------
                       Real Estate Equity                      MF-31781
-----------------------------------------------------------------------------------------
                       Special Equity                          MF-31780
-----------------------------------------------------------------------------------------
                       Aggressive Equity                       MF-33586
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------
State                  Fund/Portfolio                          File No.
-----------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------
Wisconsin              Money Market - Class A                  272542-03
----------------------------------------------------------------------------------------
                       US Govt. Money Market - Class A         272543-03
----------------------------------------------------------------------------------------
                       Yield Plus                              272545-03
----------------------------------------------------------------------------------------
                       S&P 500 Index                           273218-03
----------------------------------------------------------------------------------------
                       Small Cap                               273217-03
----------------------------------------------------------------------------------------
                       Matrix Equity                           273219-03
----------------------------------------------------------------------------------------
                       US Treasury Money Market                272546-03
----------------------------------------------------------------------------------------
                       Intermediate                            278542-03
----------------------------------------------------------------------------------------
                       Growth and Income                       278543-03
----------------------------------------------------------------------------------------
                       Prime Money Market                      283893-03
----------------------------------------------------------------------------------------
                       Emerging Markets                        283892-03
----------------------------------------------------------------------------------------
                       Tax Free Money Market - Class A         291513-03
----------------------------------------------------------------------------------------
                       Active International                    302790-03
----------------------------------------------------------------------------------------
                       Bond Market                             311189-03
----------------------------------------------------------------------------------------
                       Life Solutions Growth                   332642-03
----------------------------------------------------------------------------------------
                       Life Solutions Balanced                 332641-03
----------------------------------------------------------------------------------------
                       Life Solutions Income and Growth        332640-03
----------------------------------------------------------------------------------------
                       High Yield Bond                         348154-03
----------------------------------------------------------------------------------------
                       International Growth Opportunities      348155-03
----------------------------------------------------------------------------------------
                       Real Estate Equity                      348153-03
----------------------------------------------------------------------------------------
                       Special Equity                          348152-03
----------------------------------------------------------------------------------------
                       Aggressive Equity                       357135-03
----------------------------------------------------------------------------------------
Wyoming                Fund                                    17712
----------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

                         INDEPENDENT ACCOUNTANTS REPORT
                         ------------------------------


To the Board of Trustees of SSgA Funds:

We have examined management's assertion about SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Real Estate Equity Fund, International Growth Opportunities Fund, High Yield Bond Fund, Special Small Cap Fund, Aggressive Equity Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Income
Fund) (the "Funds") compliance with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (the "Act") as of February 26, 1999, included in the accompanying Management Statement Regarding Compliance With Certain Provisions of the Investment Company Act of 1940. Management is responsible for the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Our examination was made without prior notice to the Funds. Included among our procedures were the following tests performed as of February 26, 1999, and with respect to the test of selected security purchases and sales, for the period from August 31, 1998 (date of out last examination) through February 26, 1999:

 . Confirmation of all securities held by institutions in book entry form by the Federal Reserve Bank of Boston, The Depository Trust Company, The Participants Trust Company, Boston Financial Data Services, Inc., CREST (London) and The First National Bank of Chicago;
 . Confirmation or inspection of documentation of all securities purchased but not received, hypothecated, pledged, placed in escrow, or out for transfer with brokers, pledgees and/or transfer agents;
 . Confirmation or inspection of documentation of foreign securities held by unaffiliated foreign sub-custodians;
 . Reconciliation of all such securities to the books and records of the Funds and the Custodian (State Street Bank and Trust Company {Boston} and State Street Bank & Trust Company {London});
 . Confirmation of all repurchase agreements with brokers/banks and agreement of underlying collateral with State Street Bank and Trust Company records; and
 . Test of selected security purchases and security sales or maturities since our last examination from the books and records of the Funds to broker confirmations.

We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds' compliance with specified requirements.

In our opinion, management's assertion that the Funds enumerated above were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 26, 1999, with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management of SSgA Funds and the Securities and Exchange Commission and should not be used for any other purpose.



Boston, Massachusetts               PricewaterhouseCoopers LLP
June 15, 1999

                                                         [SSgA FUNDS LETTERHEAD]




       Management Statement Regarding Compliance With Certain Provisions
       -----------------------------------------------------------------
                     of  the Investment Company Act of 1940
                     --------------------------------------



PricewaterhouseCoopers LLP                         June 15, 1999
160 Federal Street
Boston, MA 02110

We, as members of management of SSgA Funds (comprised of Money Market Fund, U.S. Government Money Market Fund, Matrix Equity Fund, S&P 500 Index Fund, Small Cap Fund, Yield Plus Fund, Bond Market Fund, Emerging Markets Fund, US Treasury Money Market Fund, Growth and Income Fund, Intermediate Fund, Prime Money Market Fund, Tax Free Money Market Fund, Active International Fund, Real Estate Equity Fund, International Growth Opportunties Fund, High Yield Bond Fund, Special Equity Fund, Aggressive Equity Fund, Life Solutions Balanced Fund, Life Solutions Income and Growth Fund, and Life Solutions Growth Fund) (the "Funds"), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, "Custody of Investments by Registered Management Investment Company," of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 26, 1999 and from August 31, 1998 (date of last examination) through February 26, 1999.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 26, 1999 and from August 31, 1998 (date of last examination) through February 26, 1999, with respect to securities reflected in the investment accounts of the Funds.


Very truly yours,
SSgA Funds

/s/ Lynn L. Anderson
----------------------------------
Lynn L. Anderson
President


/s/ Mark E. Swanson
----------------------------------
Mark E. Swanson
Treasurer and Principal
Accounting Officer

All persons dealing with FRANK RUSSELL INVESTMENT COMPANY, a Massachusetts business trust, must look solely to the Trust for the enforcement of any claim against the Trust, as the Trustees, officers, agents or Shareholders of the Trust assume no personal liabilitiy whatsoever for obligations entered into on behalf of the Trust.

                                              [LOGO OF RUSSELL]

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